SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                       Pursuant to Section 13 or 15 (d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 3, 1997


                                 PEOPLES BANCORP
             (Exact name of registrant as specified in its charter)


        Indiana                       0-18991                    35-1811284
(State or other jurisdiction        (Commission                I.R.S. Employer
    of incorporation)               File Number)             Identification No.)


212 West Seventh Street, Auburn, Indiana                                 46706
(Address of principal executive offices)                              (Zip Code)


Registrant's telephone number, including area code:  (219)  925-2500



                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5.  Other Events

On May 17, 1997, the Board of Directors authorized establishment of stock repurchase program pursuant to which the registrant may repurchase up to 160,000 shares of its common stock, which represents approximately 7% of its outstanding stock, from time to time in the open market or in privately negotiated transactions. Such stock purchases are expected to be completed within two years. For information regarding the repurchase program, reference is made to the registrant's press release dated June 3, 1997, which is attached hereto as Exhibit A and incorporated herein by reference.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         Exhibit A -- Press Release dated June 3, 1997.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                         PEOPLES BANCORP



                                                     By: Roger J. Wertenberger
                                                         Chairman of the Board


Date:  June 3, 1997

                                    EXHIBIT A



FOR IMMEDIATE RELEASE               DATE:    June 3, 1997
                                    CONTACT: Roger J. Wertenberger
                                             (219) 925-2500

                PEOPLES BANCORP APPROVES STOCK REPURCHASE PROGRAM


(AUBURN, IN) -- Peoples Bancorp today announced that it is commencing a stock repurchase program to acquire up to 7% of the Company's outstanding common stock, or approximately 160,000 shares. The program will be dependent upon market conditions, and there is no guaranty as to the exact number of shares to be repurchased by the Company.

Roger J. Wertenberger, Chairman of the Board of Peoples Bancorp, stated that the Board of Directors has authorized the expenditure of up to $4 million for the repurchase program, which is expected to be completed within two years. Mr. Wertenberger explained that the Board of Directors considered Peoples' common stock to be an attractive investment.

According to Mr. Wertenberger, the repurchases generally would be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions.

At March 31, 1997, Peoples Bancorp reported total assets of $283.2 million and shareholders' equity of $43 million, or 15.18% of total assets.

Peoples Bancorp, through its wholly owned subsidiary, Peoples Federal Savings Bank, offers an extensive line of banking services to northeastern Indiana through offices in Auburn, Avilla, Columbia City, Garrett, Kendallville, and LaGrange.

The common stock of Peoples Bancorp is traded in the National Market System under the NASDAQ symbol PFDC.